Exhibit 4.7

AMENDMENT NO. 1 TO

STOCKHOLDER’S RIGHTS PLAN

This Amendment No. 1 to Stockholders’ Rights Plan (this “Amendment’), dated as of April 21, 2003, is made by STAAR Surgical Company, a Delaware corporation (the “Company”).

RECITALS

A. On April 20, 1995, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding at the close of business on April 20, 1995 pursuant to the Stockholders’ Rights Plan of the Company, dated as of April 20, 2003 (the “Plan”). The Plan was approved by the stockholders of the Company on June 6, 2003.

B. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Plan.

C. Section 26(a) of the Plan provides that, as long as the Rights are redeemable, the Company may supplement or amend the Plan in its sole discretion without the consent of holders of Rights or holders of Common Stock.

D. The board of directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Plan as set forth below:

AMENDMENT

The Plan is hereby amended as follows:

1. Section 1(a)(ii) of the Plan is hereby amended and restated to read in its entirety as follows:

“(ii) any Person who or which, together with Affiliates and Associates of such Person, would be an Acquiring Person solely by reason of (A) being the Beneficial Owner of shares of Voting Stock of the Company, the Beneficial Ownership of which was acquired by such Persons pursuant to any action or transaction or series of related actions or transactions approved by the Board of Directors before such Person otherwise became an Acquiring Person or (B) a reduction in the number of issued and outstanding shares of Voting Stock of the Company pursuant to a transaction or a series of related transactions approved by the Board of Directors; provided, however, that in the event such Person described in the foregoing clause (ii) does not become an Acquiring Person by reason of subclause (A) or (B) of said clause (ii), such Person shall nonetheless become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional one percent (1%) of the Voting Stock of the Company, unless the acquisition of such additional Voting Stock would not result in such Person becoming an Acquiring Person by reason of subclause (A) or (B) of subclause (ii).”

2. Section 1(h) of the Plan is hereby deleted from the Plan in its entirety.

3. Section 3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Provision of Rights Certificate. “Until the earlier of (i) the close of business on the tenth (10th) day after the Stock Acquisition Date (or, if the tenth (10th) day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth (10th) business day is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding (the earlier of (i) or (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit A hereto (the “Rights Certificates”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole number of Rights are distributed and cash is paid in lieu of any fractional

Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.”

4. In Section 7(a), the words “April 20, 2003” is hereby replaced with the words “April 20, 2006.”

5. Section 11(a)(ii) of Plan is hereby amended and restated in its entirety to read as follows:

“(ii) Reduction in Purchase Price in the Event of Stock Acquisition. In the event that any Person shall, at any time after the Rights Declaration Date (as defined in the WHEREAS clause at the beginning of this Plan), become an Acquiring Person, unless the event causing such person to become an Acquiring Person is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders (a “Qualifying Tender Offer”), then, subject to the last sentence of Section 23(a) and except as otherwise provided in this Section 11, each holder of a Right (except as provided in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof, the number of shares of Common Stock as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of shares of Common Stock for which a Right was exercisable immediately prior to the first occurrence of the Section 11(a)(ii) Event and (y) dividing that product by fifty percent (50%) of the current market price (as determined pursuant to Section 11(d) hereof) per share of the Common Stock on the date of the occurrence of such Section 11(a)(ii) Event.”

6. Section 25 of the Plan is hereby amended by replacing the name and address of Pollet, Skousen &Woodbury, a law corporation with the following:

“Sheppard, Mullin, Richter & Hampton LLP

333 South Hope St.

Los Angeles, California 90071

Attention: Peter M. Menard, Esq.”

7. Section 26(c) of the Plan is hereby deleted.

8. Exhibit A to the Plan, the Form of Rights Certificate (the “Certificate”), is hereby amended as follows:

(a) The legend of the Certificate is amended by replacing the words “April 20, 2003” with the words “April 20, 2006.”

(b) The first paragraph of the Certificate after the legend is amended by replacing the words “April 20, 2003” with the words “April 20, 2006.”

(c) The sixth paragraph of the Certificate after the legend is amended and restated in its entirety to read as follows:

“Subject to the provisions of the Rights Plan the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $.001 per Right at any time prior to the earlier of the close of business on (i) the tenth (10th) day following the Stock Acquisition Date (as such time period may be extended pursuant to the Rights Plan) and (ii) the Final Expiration Date. After the expiration of the redemption period, the company’s right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to ten percent (10%) or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company.”

In witness whereof, this Amendment No. 1 to Stockholders’ Rights Plan is executed by the Company and the Rights Agent as of the date first set forth above.

STARR SURGICAL COMPANY

By:	/s/ DAVID BAILEY
David Bailey President and Chairman of the Board

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ HERBERT J. LEMMER
Name: HERBERT J. LEMMER Title: Vice President